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[Eyetech Logo here]                            [Pfizer Logo here]


FOR IMMEDIATE RELEASE
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Contacts: Investors:                              Media:

          Karin Hehenberger, M.D., Ph.D.          Srikant Ramaswami
          Eyetech Pharmaceuticals, Inc.           Pfizer Inc.
          Senior Director of Scientific and       Office: (212) 733-8734
          External Affairs                        Mobile: (917) 692-5864
          Office: (212) 824-3176
          karin.hehenberger@eyetech.com


       EYETECH AND PFIZER ANNOUNCE FDA APPROVAL OF MACUGEN(R)FOR TREATMENT
              OF NEOVASCULAR (WET) AGE-RELATED MACULAR DEGENERATION

                -- First treatment that helps preserve vision by
                   targeting an underlying cause of disease --

NEW YORK, [December 17, 2004] -- Eyetech Pharmaceuticals, Inc. (NASDAQ: EYET) and Pfizer Inc (NYSE: PFE) announced today that the U.S. Food and Drug Administration (FDA) approved Macugen(R) (pegaptanib sodium injection) for the treatment of neovascular (wet) age-related macular degeneration (AMD), an eye disease associated with aging that destroys central vision. AMD is the leading cause of irreversible severe vision loss in patients older than 50 years of age in developed countries. Macugen helps preserve vision and helps limit progression to legal blindness. Approval of Macugen follows a priority review under the FDA's rolling submission-Pilot 1 program based on data from the companies' Phase 2/3 pivotal clinical trials.

Macugen is the first in a new class of ophthalmic drugs to specifically target vascular endothelial growth factor (VEGF), a protein which acts as a signal in triggering the abnormal blood vessel growth and leakage that is the hallmark of neovascular AMD. "Macugen is the first anti-angiogenic treatment approved in ophthalmology and represents the beginning of a new era. The anti-angiogenic approach specifically addresses, for the first time, an underlying cause


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of blindness in age-related macular degeneration. Anti-angiogenesis has evolved from theory to therapy," said Judah Folkman, M.D., Julia Andrus Dyckman Professor of Pediatric Surgery at Children's Hospital in Boston and Harvard Medical School.

Macugen meets a major urgent unmet medical need and is the first therapy indicated for the treatment of all types of neovascular AMD, regardless of lesion subtype or size.* Until now, the only FDA-approved treatment was limited to the predominantly classic subtype of neovascular AMD, which accounts for up to 25 percent of the neovascular AMD patient population.

"Macugen is a revolutionary, breakthrough treatment for neovascular age-related macular degeneration as it targets the pathologic processes underlying the disease," said Donald J. D'Amico, M.D., Professor of Ophthalmology, Harvard Medical School. "Preserving vision will make a significant difference to AMD patients, since AMD can severely compromise a patient's ability to function independently. Neovascular AMD can lead to a rapid loss of central vision that impairs activities such as recognizing faces, reading, driving a car, crossing streets and basic tasks. As loss of vision progresses, patients often need help performing basic activities of daily living."

There are 15 million people in the United States living with some form of AMD, with more than 1.6 million experiencing the active blood vessel growth and blood vessel leakage associated with neovascular AMD. There are over 200,000 new cases of neovascular AMD each year and this number is expected to increase significantly as the baby boom generation ages and overall life expectancy increases. Presently, over 500,000 people worldwide lose their sight annually from the disease.

"The FDA's approval of Macugen for all neovascular age-related macular degeneration represents an important paradigm shift in the treatment of this devastating disease. Macugen is a novel treatment based on elegant science that for the first time targets the underlying cause of the disease, which has lead to our broad AMD label, including all subtypes and sizes," said David R. Guyer, M.D., Chief Executive Officer and Co-founder of Eyetech Pharmaceuticals, Inc.



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*Clinical trials enrolled patients with lesions of up to 12 disc areas
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Karen Katen, Pfizer's president of global pharmaceuticals, said, "Macugen represents a significant milestone in Pfizer's ongoing commitment to develop innovative ophthalmologic treatments for people whose quality of life and independence may be threatened by debilitating vision loss."

Macugen is a pegylated anti-VEGF aptamer, a single strand of nucleic acid that binds with specificity to a particular target. Macugen specifically binds to VEGF 165, a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two of the primary pathological processes responsible for the vision loss associated with neovascular AMD.

Macugen is administered in a 0.3 mg dose once every six weeks by intravitreal injection. Eyetech and Pfizer plan to make the treatment available in the first quarter of 2005.

Eyetech and Pfizer are partnering to develop and market Macugen. With the approval of Macugen, Pfizer will pay Eyetech a $90 million license fee payment. In addition, Pfizer will make an additional investment of $15 million in Eyetech's common stock within 35 business days.

FDA Approval based on two clinical trials
The FDA approval was based on findings from two pivotal Phase 2/3 randomized, multicenter, double-masked clinical trials involving approximately 1,200 patients with all subtypes of neovascular AMD. The primary efficacy endpoint was the proportion of patients protected from three line loss of visual acuity on the eye chart by week 54. Results showed that among patients receiving 0.3 mg of Macugen, 70 percent lost less than three lines of vision on the eye chart, compared with 55 percent of patients receiving control treatment (P<.0001). The results demonstrated a 27 percent relative treatment effect for Macugen treated patients compared to controls with respect to three line loss. Macugen also helped limit progression to legal blindness, by 50 percent compared to controls, in the study eye. Two-year clinical data from the studies demonstrated a continued treatment benefit with Macugen.

Overall, Macugen was well-tolerated and the patients who entered the second year on the same therapy received over 90% of possible treatments over the two years of the study. This indicates strong compliance and acceptance to therapy. Most of the adverse events reported over the two years were mild in severity, transient and attributed by investigators to the injection procedure rather than the study drug.


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For full prescribing information about Macugen, please visit www.macugen.com.

About Eyetech Pharmaceuticals, Inc.
Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen(R) (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for the treatment of diabetic macular edema and retinal vein occlusion.

About Pfizer Inc

Pfizer Inc discovers, develops, manufactures, and markets leading prescription medicines for humans and animals in many of the world's best-known consumer brands. For more information about Pfizer, please visit www.pfizer.com.

Eyetech Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: launching Macugen successfully; the pricing of Macugen; achieving acceptance of the product by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; the impact of competitive products; our dependence on third parties to manufacture Macugen; new information arising out of clinical trial results; our dependence on our strategic collaboration with Pfizer; and obtaining, maintaining and protecting the intellectual property incorporated into Macugen. These and other risks are described in greater detail in the "Risk Factors" section of our most recent quarterly report on Form 10-Q filed with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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Pfizer Safe Harbor Statement

The information contained in this release is as of December 17, 2004. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. This document contains forward-looking information about a new product, Macugen that involves substantial risks and uncertainties. Factors that could have an impact on the performance of this product include the following: decisions by regulatory authorities regarding labeling and other matters; the speed with which pricing approvals and product launches may be achieved; competitive developments; and the ability to successfully market this product domestically and internationally. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in its periodic reports on Forms 10-Q and 8-K.